Exhibit 4.2 Exhibit 7.2

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of August 18, 2006, among Quill Medical, Inc. and 0761717 B.C. Ltd. (each a “Guaranteeing Subsidiary” and collectively, the “Guaranteeing Subsidiaries”), subsidiaries of Angiotech Pharmaceuticals, Inc. (or its permitted successor), a corporation organized under the Business Corporations Act of the Province of British Columbia (the “Company”), the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 23, 2006 providing for the issuance of 7.75% Senior Subordinated Notes due 2014 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.

4. No RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ANGIOTECH PHARMACEUTICALS, INC.

By:	/s/ David M. Hall
Name:	David M. Hall
Title:	Chief Compliance Officer

[SUPPLEMENTAL INDENTURE]

QUILL MEDICAL, INC.

By:	/s/ David M. Hall
Name:	David M. Hall
Title:	Secretary

[SUPPLEMENTAL INDENTURE]

0761717 B.C. LTD.

By:	/s/ David M. Hall
Name:	David M. Hall
Title:	President and Secretary

[SUPPLEMENTAL INDENTURE]

/s/ David M. Hall
Name:	David M. Hall
Title:	As attorney-in-fact for the
entities listed on Annex A hereto

[SUPPLEMENTAL INDENTURE]

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Maddy Hall
Authorized Signatory

[SUPPLEMENTAL INDENTURE]

Annex A

0741693 B.C. Ltd.

3091796 Nova Scotia Company

3091799 Nova Scotia Company

3129537	Nova Scotia Company
3129538	Nova Scotia Company
3129539	Nova Scotia Company
3129540	Nova Scotia Company
3129541	Nova Scotia Company
3132933	Nova Scotia Company
3132934	Nova Scotia Company
3132935	Nova Scotia Company

3132936 Nova Scotia Company

Angiotech International Holdings, Corp.

Angiotech Investment Partnership

Tercentenary Holdings, Corp.

Afmedica, Inc.

American Medical Instruments Holdings, Inc.

American Medical Instruments, Inc.

Angiotech BioCoatings Corp.

Angiotech Capital, LLC

Angiotech Pharmaceuticals (US), Inc.

B.G. Sulzle, Inc.

Crimson Cardinal Capital, LLC

Manan Medical Products, Inc.

Medical Device Technologies, Inc.

NeuColl, Inc.

Point Technologies, Inc.

Surgical Specialties Corporation

Surgical Specialties Puerto Rico, Inc.

Surgical Specialties UK Holdings Limited

[Supplemental Indenture]